EXHIBIT 10.38
Annual Incentive Plan (AIP)
Summary Document

Purpose
THE FERRO ANNUAL INCENTIVE PLAN (AlP) provides participants with an opportunity to earn additional cash compensation based upon the achievement of the Company’s business goals. The AlP is an important element of the total competitive compensation package provided to participants and is subject to oversight by the Board Compensation Committee as provided in the Compensation Committee Charter.

The AlP is intended to provide a strong linkage between the financial rewards received by participants and the achievement of the Company’s annual financial and business goals for the plan year. The financial reward is an “at risk” component of participants’ compensation and must be re-earned each year based on the achievement of defined performance goals.

Plan Administration
The Vice President of Human Resources administers the AlP and, with agreement from the Chief Executive Officer (CEO) of the Company, has the authority to make or revise rules in connection with the AlP. The Vice President of Human Resources also may adopt administrative procedures in connection with the AlP and has discretion to interpret situations or conditions not specifically covered in this Summary Document so as to maintain consistency with the overall purpose of the plan.

It is the responsibility of the Corporate and Group Human Resource Directors to ensure that all additions and changes to AlP participants, including removal from the plan, are documented and approved in a timely manner. This includes obtaining the required signatures from the applicable SMC executive, Vice President of Human Resources and the CEO, and submitting the original document to Corporate Compensation.

Eligibility
Eligible participants include key business leaders and managers who are full-time employees of the Company, at a minimum U.S. salary grade of 17, or at an equivalent level outside the U.S. Additional eligibility criteria for management participation may include responsibility for profit and loss, departmental budgets, global scope of responsibility, degree of financial impact, decision-making authority and market pay practices for the position.

In addition, AlP participants may include sales managers and other sales-related professionals as deemed appropriate by the Operating Vice President(s) in order to maintain a strong linkage between their efforts and achievement of MBU financial goals.

The responsible Vice President, the Vice President of Human Resources and the CEO must approve new participants in the AlP. Additionally, new hires must be employed on or before October 1st to be eligible to participate in the current plan year. Any award will be prorated accordingly.

Approved participants will receive written notification from the Company each year, confirming their participation, incentive target level, and applicable performance metrics.

AIP Goals
Each year, goals for the Company and its business units are determined by the CEO and Board of Directors based on the Company’s most critical operating priorities and the approved operating budget. A range of performance is established for each AlP

AIP Goals Continued
goal including Target, Threshold and Maximum performance levels. AlP goals for all or part of the year are communicated to participants near the beginning of each year. If AlP goals for only part of the year are initially provided, AIP goals for later parts of the year will be provided subsequently, near the beginning of the relevant period. Goals and weightings may change from year to year or within a year to reflect the operating priorities of the business. Personal Performance Objectives (PPOs) may be included as an AlP goal if inclusion of PPOs is approved by the CEO or the Board Compensation Committee.

Incentive Target	Each participant in the AlP has a designated incentive target. The incentive target is the percentage of base salary that is earned based upon the attainment of AlP Goals.

Threshold, Target, & Maximum
•    At Threshold performance, an individual’s incentive guideline would be 25% of his/her target incentive.
•    At Target, the incentive guideline would be 100% of the target incentive.
•    At Maximum, the incentive guideline would be 200% of the target incentive.

Calculation of Individual Incentives & the Performance Modifier
A participant’s actual incentive award will be determined based upon the attainment for each metric as described above. For financial goals, “Management” participants’ calculated score may be increased or decreased by up to 20%, based on assessment of individual performance and achievement of goals. For “Sales” participants, the calculated amount may be increased or decreased by up to 50%, based upon assessment of personal performance and achievement of individual sales targets and goals, as established and assessed by management. If a Personal Performance Objective (PPO) component is included in the AlP goals for a particular year, the goal will be scored by the Manager based upon the individual’s achievement of the PPO’s, without further adjustment.

Although individual incentives may be adjusted as described above, the total amount of the incentives paid from each incentive pool cannot exceed the amount funded by AlP attainment for the Company or applicable business unit.

Except for employees who retire prior to the end of the year, incentive payments will be calculated based upon the employees’ annual base salary as of December 31st of the plan year (see Retirement),

Performance Metrics May Be Modified	The corporate or MBU performance metric(s) and/or PPOs may be modified throughout the plan year to incorporate unplanned events beyond the reasonable control of the Company or participants.

Assessment and Payout	Final assessment of results calibrated against performance metrics will be determined following the completion of the plan year (December 31st) and will be based on audited financial results.

Payouts, if achieved, will be made to participants by March 15th following the end of the plan year. No interest accrues on incentives between the date earned and the date paid.

Performance Period	The AlP performance period is January 1st through December 31st of each year.

Mid-Year Plan Participation
If an employee is hired into a position included in the AlP, either as a new-hire or internal promotion, the employee’s participation will begin with the effective date of the new position, provided it is on or before October 1st of the plan year. Management must establish PPOs for the remainder of the plan year upon which the employee will

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later be assessed. The employee’s AlP award will be calculated on a prorated basis.

Mid-Year Plan Participation Continued
An employee entering a covered position on or after October 2nd of the plan year is not eligible to participate until the following plan year. If a newly eligible participant has been employed by the Company in another position, the employee may be eligible for a payout under another approved Ferro incentive plan (i.e., USIP). If the employee is new to the Company, the employee will begin participation on January 1st of the following year and will receive no AlP incentive payout for the remainder of the current plan year.

Other Prorated Participation	Employees who are on unpaid leave for greater than 30 days will not be eligible for an incentive for the period during which they are on such leave.

If a participant dies prior to the end of the plan year and an incentive is paid out for that year, the employee’s estate will receive a prorated award based upon his/her annual rate of base salary at the time of death provided the employee has worked a minimum of three months during the plan year. Assessment of results calibrated against corporate performance measurement metrics will be conducted after the completion of the plan year (December 31st).

Retirement
If a participant retires prior to the end of the plan year and an incentive is paid out for that year, the employee will receive a prorated award based on his/her annual rate of base salary at retirement provided the employee has worked a minimum of three months during the plan year. Assessment of results calibrated against corporate performance measurement metrics will be conducted after the completion of the plan year (December 31st).

Forfeiture
Participants who are actively employed with the Company at the end of the plan year (December 31st) will be eligible for an incentive payment for that plan year, if an incentive was achieved under the terms of the plan. A participant’s right to be considered for a payout will be forfeited if, prior to the end of the plan year, the participant is no longer in the employment of the Company for reasons other than retirement or divestiture as described below.

No Right to Employment or Award
Nothing in this AlP Summary Document shall be construed to limit in any way the right of Ferro, any affiliates or subsidiaries to terminate a participant’s employment at any time; nor shall it be evidence of any agreement or understanding, expressed or implied, that Ferro, any affiliates or subsidiaries will employ an employee in any particular position, for any particular period of time, ensure participation in any incentive plans, or grant awards from such plans, as they may from time to time exist.

Ferro reserves the right to modify, amend or terminate the AlP at any time, or from time to time make changes to or revise the metrics, targets, financial charts or MBU threshold designations, figures or other information, target percentages and other aspects of the AlP due to errors, revisions of financial results or estimates, or otherwise.

Divestiture
In the case of divestitures, performance assessments may be adjusted for participants within and outside the divested business as deemed appropriate by management to reflect the timing and circumstances of the divestiture in relationship to the established goals for the period. For participants not in the divested unit, calculations may include assumed budgeted performance by the divested unit for the post-divestiture period in addition to the actual performance of the divested unit up to and including the date of divestiture. For participants in the divested unit, generally

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only actual performance through the date of divestiture will be considered.

Other Terms, Rules and Conditions
•    All incentive payments will be prorated to reflect time in position.

•    An employee cannot receive incentive compensation payments under other Company incentive plans for the same covered time period unless otherwise approved by the Vice President of Human Resources and the CEO.

•    Individuals who have been on a personal improvement plan at any time during the plan year may be ineligible to receive incentive compensation under this plan.

•    Not all eligible employees may receive an award. Individual awards may be greater or lesser than the calculated amount.

•    All incentive payments are subject to applicable taxes and with holdings.

 Approvals:

/s/ James F. Kirsch	1/17/2011

James F. Kirsch, Chairman, President and Chief Executive Officer	Date

/s/ Ann E. Killian	1/14/2011

Ann E. Killian, Vice President, Human Resources	Date

/s/ Thomas R. Miklich	1/14/2011

Thomas R. Miklich, Vice President & Chief Financial Officer	Date

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